Exhibit 10.15

INTEGRYS ENERGY GROUP, INC.

2010 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

You have been granted a Restricted Stock Unit (“RSU”) award with respect to shares of common stock of Integrys Energy Group, Inc. (the “Company”) under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”) with the following terms and conditions.  The common stock of the Company is referred to in this Agreement as the Common Stock.  Your award will not become effective until you sign and return this Restricted Stock Unit Agreement to Human Resources.

Vesting Schedule:

Twenty-five percent (25%) of your RSUs will vest on each of the first four anniversaries of the Grant Date (each, a “Vesting Date”), provided that you are continuously employed by the Company or an Affiliate from the Grant Date through such Vesting Date, as shown on the following schedule:

	Amount	Vesting Date
	25% of the RSUs	First anniversary of Grant Date
	25% of the RSUs	Second anniversary of Grant Date
	25% of the RSUs	Third anniversary of Grant Date
	25% of the RSUs	Fourth anniversary of Grant Date

[Standard Paragraph #1 — For use with regular grants made in February or March of each year.]  If your employment or service terminates prior to a Vesting Date as a result of death or you become disabled (as determined by the Committee based upon the definition set forth in the Company’s long term disability plan and provided that you are also disabled based o the definition set forth in Internal Revenue Code Section 409A), (1) if your termination or disability occurs on or after December 31 of the calendar year in which occurs the Grant Date, the RSUs will become fully vested on your date of termination or disability, and (2) if your termination or disability occurs prior December 31 of the calendar year in which occurs the Grant Date, you will become partially vested on your date of termination or disability, and the remaining RSUs will be forfeited.  Your partially vested interest will be equal to the product obtained by multiplying the total number of your RSUs by a fraction, the numerator of which is the number of full months of service that you have completed during the calendar year in which occurs the Grant Date, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional RSU, the number of RSUs that become vested will be rounded to the next higher whole number of RSUs.

[Alternate Paragraph #1 — For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date.  Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.] If your employment or service terminates prior to a Vesting Date as a result of death or you become disabled (as determined by the Committee based upon the definition set forth in the Company’s long term disability plan and provided that you are also disabled based o the definition set forth in Internal Revenue Code Section 409A), (1) if your termination or disability occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date, the RSUs will become fully vested on your date of termination or disability, and (2) if your termination or disability occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date, you will become partially vested on your date of termination or disability, and the remaining RSUs will be forfeited.  Your partially vested interest will be equal to the product obtained by multiplying the total number of your RSUs by a fraction, the numerator of which is the number of full months of service that you have completed during the twelve (12) month period that begins on the first day of the month following the month in which occurs the Grant Date, and the denominator of which is twelve (12).  If the foregoing calculation results in vesting of a fractional RSU, the number of RSUs that become vested will be rounded to the next higher whole number of RSUs.

[Standard Paragraph #2 — For use with regular grants made in February or March of each year.]  If your employment or service terminates prior to a Vesting Date as a result of retirement on or after age fifty-five (55) with ten (10) or more years of service, or retirement on or after age sixty-two (62) (“Retirement”), (1) if your Retirement occurs on or after December 31 of the calendar year in which occurs the Grant Date, your RSUs will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued your employment, and (2) if your Retirement occurs prior to December 31 of the calendar year in which occurs the Grant Date, a portion of your RSUs will be immediately forfeited, and the remainder of your RSUs will continue to vest,  subject to the terms of the Plan, on the same schedule as would have applied had you continued your employment; provided that under both clause (1) and (2), any RSUs that have not been forfeited will be immediately vested if you die after Retirement but prior to the scheduled Vesting Date or if you become entitled to settlement of your vested RSUs as a result of termination of your employment or service by reason of Retirement within two (2) years following the occurrence of a “change in control event” within the meaning of Internal Revenue Code Section 409A.  The portion of your RSUs that are immediately forfeited will be equal to the product obtained by multiplying the total number of your RSUs by a fraction, the numerator of which is twelve (12) minus the number of full months of service that you have completed during the calendar year in which occurs the Grant Date, and the denominator of which is twelve (12). If the foregoing calculation results in vesting of a fractional RSU, the number of RSUs that become vested will be rounded to the next higher whole number of RSUs   The number of RSUs available on each Vesting Date will be reduced by a pro rata portion of the total number of forfeited RSUs.

[Alternate Paragraph #2 — For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date.  Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.]  If your employment or service terminates prior to a Vesting Date as a result of retirement on or after age fifty-five (55) with ten (10) or more years of service, or retirement on or after age sixty-two (62) (“Retirement”), (1) if your Retirement occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date, your RSUs will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued your employment, and (2) if your Retirement occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date, a portion of your RSUs will be immediately forfeited, and the remainder of your RSUs will continue to vest,  subject to the terms of the Plan, on the same schedule as would have applied had you continued

your employment; provided that under both clause (1) and (2), any RSUs that have not been forfeited will be immediately vested if you die after Retirement but prior to the scheduled Vesting Date or if you become entitled to settlement of your vested RSUs as a result of termination of your employment or service by reason of Retirement within two (2) years following the occurrence of a “change in control event” within the meaning of Internal Revenue Code Section 409A.  The portion of your RSUs that are immediately forfeited will be equal to the product obtained by multiplying the total number of your RSUs by a fraction, the numerator of which is twelve (12) minus the number of full months of service that you have completed during the twelve (12) month period that begins on the first day of the month following the month in which occurs the Grant Date, and the denominator of which is twelve (12).  If the foregoing calculation results in forfeiture of a fractional RSU, the number of RSUs that are forfeited will be rounded down to the next lower  whole number of RSUs.  The number of RSUs available on each Vesting Date will be reduced by a pro rata portion of the total number of forfeited RSUs.

In general, any RSUs that have not previously been forfeited will become fully vested, even if not otherwise vested in accordance with the vesting schedule above; if (1) a Change in Control (as defined in the Plan) has occurred and (2) your employment with the Company and its Affiliates has been involuntarily terminated for any reason other than Cause (or, if you have in effect with the Company or an Affiliate an employment, retention, change in control, severance or similar agreement that provides for “good reason” termination and, in accordance with such agreement, you terminate employment or service for “good reason”) within two years following the date of the Change in Control.  The vesting of your RSUs following a Change in Control will be governed by the terms of the Plan.

Upon any other termination of employment or service, you will forfeit the RSUs that have not yet vested.

Settlement of Vested RSUs:	Settlement of any RSUs that have become vested will occur on the earliest of the following dates:

1.  The Vesting Date applicable to the RSUs if (a) you are continuously employed by the Company or an Affiliate from the Grant Date through the Vesting Date or (b) you would have been continuously employed by the Company or an Affiliate from the Grant Date through the Vesting Date except for your Retirement.

2. As soon as practicable (and not more than ninety (90) days) following your date of death.

3. Six (6) months following the date you become disabled (as defined above).

4.  In the case of any termination of your employment or service in which you have vested RSUs (other than as a result of disability or death), the date that would have been the latest Vesting Date applicable to any of the RSUs if you had remained continuously employed by the Company or an Affiliate from the Grant Date through the Vesting Date (but not sooner than six (6) months from the termination of your employment or service); provided, that distribution of all vested RSUs shall be made six (6) months following termination of your employment or service, if such termination occurs within two (2) years following the occurrence of a “change in control event” within the meaning of Internal Revenue Code Section 409A.

Notwithstanding the foregoing, in the event of your Retirement prior to the occurrence of a “change in control event” within the meaning of Internal Revenue Code Section 409A, any RSUs not previously forfeited will be vested and settled as soon as practicable (and not more than ninety (90) days) following the occurrence of such “change in control event”.

For purposes of this Agreement, your employment or service will be terminated if the Committee determines that you have incurred a “separation from service” as such term is defined for purposes of Section 409A of the Internal Revenue Code, taking into account, in the case of an absence from service for disability, the maximum leave periods permitted under Section 409A for disability leaves of absence.

Except as provided below or in the Plan, your vested RSUs will be settled by delivery to you or, in the case of your death, to your estate, of a certificate(s) or credit in book entry form, for the number of shares of Common Stock equal to the number of RSUs that are vested and that are to be settled on that date.  Settlement will be made on or as soon as practicable following the specified settlement date.

The Fair Market Value of any fractional RSU, including any fractional RSU remaining after the satisfaction of withholding obligations (as determined as of the date the tax withholding is determined) will be paid to you in cash or will be applied as additional tax withholding at the time your RSUs are settled.

Notwithstanding anything to the contrary, settlement at the foregoing times is subject to any deferral election that you have made, if eligible.

Nature of RSUs:

Your RSUs are not actual shares of Common Stock. Each RSU represents the right to receive a share of Common Stock upon satisfaction of the terms and conditions of the Award, but the RSU is not itself Common Stock.    No shares of Common Stock will be issued unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the shares may then be traded.

Transferability of RSUs:

You may not sell, transfer or otherwise alienate or hypothecate any of your RSUs.   In addition, by accepting this Award, you agree not to sell any shares of Common Stock delivered to you in connection with this Award at a time when applicable laws (including securities laws), Company or Affiliate policies or an agreement between the Company and its underwriters or other terms and conditions of the Plan prohibit a sale.

Voting and Dividends:

Since the RSUs are not actual shares of Common Stock, you may not exercise voting rights, or receive dividends or other distributions paid with respect to Common Stock, until such time as you become vested and receive actual shares of Common Stock in settlement of your Award.  However, you will receive a credit equivalent to any dividends or other distributions paid with respect to the Common Stock that you would have received had your RSUs been actual shares of Common Stock, so long as the applicable record date for such dividend or distribution occurs after the Grant Date and before you forfeit such RSUs. This credit will be made in the form of additional RSUs that will be subject to the same risk of forfeiture, restrictions on transferability, settlement and other terms of this Restricted Stock Unit Award Agreement as apply to the RSUs with respect to which the dividend or distribution credit was granted.  In the case of any dividend or distribution other than a dividend or distribution that is paid in shares of Common Stock, the number of additional RSUs  will be determined by dividing the dividend or distribution credit by the closing share price of a share of Common Stock, as reported on the New York Stock Exchange, on the dividend or distribution payment date. In the case of any such dividend or distribution that is paid in shares of Common Stock, the number of shares of Common Stock that you would have received as a result of such dividend or distribution had your RSUs been actual shares of Common Stock will constitute an equal number of additional RSUs. You will have no right to dividend or distribution credits that are paid with respect to Common Stock where the record date occurs on or after the date on which the RSUs have been settled or the date on which you have forfeited the RSUs.

Tax Withholding:

To the extent that the receipt or the vesting of the RSUs, or dividend and other distribution credits made with respect to the RSUs, or the transfer of Common Stock in settlement of your RSU Award, results in income to you for Federal, state or local income tax purposes or results in “wages” to you for FICA or other employment tax purposes, the Company has the right and the authority to deduct or withhold from any compensation payable to you an amount sufficient to satisfy its withholding obligations under applicable tax laws or regulations.  Alternatively, the Company may require that you deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.  The Company may also satisfy the withholding requirement, in whole or in part, by withholding for its own account that number of shares of Common Stock otherwise deliverable to you, or by reducing the number of RSUs credited to you, on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold.

Powers of Company Not Affected:

The existence of this Agreement or the RSUs  herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Common Stock  or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Employment:	The granting of RSUs under this Agreement shall not be construed as granting to you any right with respect to continued employment by the Company or an Affiliate.

Interpretation:	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, the executor of your estate, and your heirs, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

Assignment of Agreement:	You may not assign this Agreement, and any attempted assignment shall be null and void and of no legal effect.

Amendment or Modification:

No term or provision of this Agreement may be amended, modified or supplemented orally.  Amendment, modification or supplementation can be accomplished only (a) by an instrument in writing signed by the party against whom or which the enforcement of the amendment, modification or supplement is sought, or (b) as otherwise provided in the Plan.

Recoupment and Clawback

As a condition of the granting of this Award, you agree, for yourself and your legal representative or guardians, the executor of your estate, and your heirs, that this Agreement, and any RSU or Stock issued or cash paid pursuant to this Agreement, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulating or listing standard that requires the Company to recoup or claw back compensation paid pursuant to this Award.

Governing Law:

This Agreement shall be governed by the internal laws of the State of Illinois, without regard to the principle of conflict of laws, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.  No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (a) the last date on which the act or omission giving rise to the legal action or proceeding occurred; or (b) the date on which the individual bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of such act or omission.  Any such action or proceeding must be commenced and prosecuted in its entirety in the federal or state court having jurisdiction over Brown County, Wisconsin or Cook County, Illinois, and each individual with any interest hereunder agrees to submit to the personal jurisdiction thereof, and agrees not to raise the objection that such courts are not a convenient forum.  Such action or other legal proceeding shall be heard pursuant to a bench trial, and the parties to such proceeding shall waive their rights to trial by jury.

Certain Corporate Transactions

Notwithstanding anything in the Plan or this Agreement to the contrary, if at the time of a Change in Control, or at any other time, your RSUs are cancelled and converted to a cash value, and if such cancellation and conversion occurs prior to the date on which vested amounts are to be settled under this Agreement, the cash value of your cancelled and converted RSUs will accrue interest equivalent at the prime rate of interest from the cancellation and conversion date to the settlement date.

Severability:

In the event any provision of this Restricted Stock Unit Award Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Counterparts:	This Agreement may be executed in counterparts.

Terms of Plan Govern:

This Restricted Stock Unit Award is granted under and, except as specifically identified in this Agreement, governed by the terms and conditions of the Plan as amended and in effect from time to time.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.  If you are eligible for and make a timely election to defer the delivery of shares of Common Stock that otherwise would be deliverable to you in accordance with this Agreement, the shares of Common Stock that would otherwise be delivered  to you under this Agreement but that you are eligible to and have elected to defer will continue to be held (even after you have become vested) as stock units  that will be credited under and distributed in accordance with the terms of the Deferred Compensation Plan; provided that the vesting and forfeiture provisions set forth in this Agreement, and other terms and conditions of the Plan affecting outstanding Plan awards, will continue to apply to such stock units (and to any additional  stock units that may be credited to you as a result of deemed dividends or other distributions) to the same extent as such provisions, terms and conditions apply to the RSUs.

INTEGRYS ENERGY GROUP, INC.

By:
Title:	Vice President — Human Resources